Exhibit 10.2

EXTENSION OF TERM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of February 26, 2007, by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (“Company”) and Michael Carroll (“Executive”),

RECITALS

A.            Executive is currently Executive Vice President, Real Estate Operations of the Company.

B.            The Company and Executive entered into an employment agreement dated as of March 15, 2005 (the “Employment Agreement”).  Pursuant to the terms of the Employment Agreement, the term of the “Employment Period” under the Employment Agreement expires on February 28, 2007.

C.            The Company desires to extend the “Employment Period” under the Employment Agreement for a term of two (2) years, i.e., from March 1, 2007 through February 28, 2009 (the “Carroll Employment Agreement Extension”).

D.            The Executive Compensation and Stock Option Committee of the Board of Directors of the Company by resolutions dated as of February 26, 2007 authorized and approved the Carroll Employment Agreement Extension.

AGREEMENT

The parties hereby agree to modify the terms of the Employment Agreement to extend the Employment Agreement for a term of two (2) years.  Accordingly, the Employment Agreement shall expire on February 28, 2009.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

NEW PLAN EXCEL REALY TRUST, INC., a Maryland Corporation

By:	/s/ Steven F. Siegel
Name:	Steven F. Siegel
Title:	Executive Vice President

MICHAEL CARROLL

/s/ Michael Carroll